ARC- NORTHCLIFFE INCOME PROPERTIES, INC.
UP TO 60,000,000 SHARES OF COMMON STOCK

FORM OF AMENDED AND RESTATED EXCLUSIVE DEALER MANAGER AGREEMENT

                              , 2011

Realty Capital Securities, LLC
Three Copley Place, Suite 3300
Boston, Massachusetts 02116

Ladies and Gentlemen:

ARC- Northcliffe Income Properties, Inc. (formerly known as Corporate Income Properties – ARC, Inc., the “Company”) is a Maryland corporation that intends to qualify to be taxed as a real estate investment trust (a “REIT”) for federal income tax purposes beginning with the taxable year ending December 31, 2011, or the first year during which the Company begins material operations.  The Company proposes to offer (a) up to 50,000,000 shares of common stock, $.01 par value per share (the “Shares”), for a purchase price of $10.00 per Share, in the primary offering (the “Primary Offering”), and (b) up to 10,000,000 Shares for a purchase price of $9.50 per Share for issuance through the Company’s distribution reinvestment plan (the “DRP” and together with the Primary Offering, the “Offering”) (subject to the right of the Company to reallocate such Shares between the Primary Offering and the DRP), all upon the other terms and subject to the conditions set forth in the Prospectus (as defined in Section 1(a)).

The Company will be managed by American Realty Capital Income Properties Advisors, LLC (the “Advisor”) pursuant to the advisory agreement to be entered into between the Company and the Advisor (the “Advisory Agreement”) substantially in the form included as an exhibit to the Registration Statement (as defined in Section 1(a)).  Pursuant to the Advisory Agreement, the Advisor and Northcliffe Sub-Advisor, LLC (the “Sub-Advisor”) will enter into a sub-advisory agreement (the “Sub-Advisory Agreement”).  Pursuant to the Sub-Advisory Agreement, the Sub-Advisor will perform a substantial number of the responsibilities under the Advisory Agreement.

The parties hereto entered into an Exclusive Dealer Agreement on October 12, 2010 (the “Original Agreement”) and the parties have agreed to make certain amendments and desire to amend and restate the Original Agreement.  In consideration of the foregoing and of the mutual covenants and agreements contained herein, intending to be legally bound, the parties agree to the terms and conditions set forth in this Amended and Restated Exclusive Dealer Agreement (the “Agreement”).

Upon the terms and subject to the conditions contained in this Agreement, the Company hereby appoints Realty Capital Securities, LLC, a Delaware limited liability company (the “Dealer Manager”), to act as the exclusive dealer manager for the Offering, and the Dealer Manager desires to accept such engagement.

1.            REPRESENTATIONS AND WARRANTIES OF THE COMPANY, THE ADVISOR AND THE SUB-ADVISOR.  The Company, the Advisor and the Sub-Advisor hereby represent, warrant and agree during the term of this Agreement as follows:

(a)           REGISTRATION STATEMENT AND PROSPECTUS.  In connection with the Offering, the Company has prepared and filed with the Securities and Exchange Commission (the “Commission”) a registration statement (File No. 333-169881) on Form S-11 for the registration of the Shares under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations of the Commission promulgated thereunder (the “Securities Act Rules and Regulations”); one or more amendments to such registration statement have been or may be so prepared and filed.  The registration statement on Form S-11 and the prospectus contained therein, as finally amended at the date the registration statement is declared effective by the Commission (the “Effective Date”) are respectively hereinafter referred to as the “Registration Statement” and the “Prospectus”, except that (i) if the Company files a post-effective amendment to such registration statement, then the term “Registration Statement” shall, from and after the declaration of the effectiveness of such post-effective amendment by the Commission, refer to such registration statement as amended by such post-effective amendment, and the term “Prospectus” shall refer to the amended prospectus then on file with the Commission, and (ii) if the prospectus filed by the Company pursuant to either Rule 424(b) or 424(c) of the Securities Act Rules and Regulations shall differ from the prospectus on file at the time the Registration Statement or the most recent post-effective amendment thereto, if any, shall have become effective, then the term “Prospectus” shall refer to such prospectus filed pursuant to either Rule 424(b) or 424(c), as the case may be, from and after the date on which it shall have been filed.  As used herein, the terms “Registration Statement”, “preliminary Prospectus” and “Prospectus” shall include the documents, if any, incorporated by reference therein.  As used herein, the term “Effective Date” also shall refer to the effective date of each post-effective amendment to the Registration Statement, unless the context otherwise requires.

(b)           DOCUMENTS INCORPORATED BY REFERENCE.  The documents incorporated or deemed to be incorporated by reference in the Prospectus, at the time they are hereafter are filed with the Commission, will comply in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder (the “Exchange Act Rules and Regulations”), and, when read together with the other information in the Prospectus, at the time the Registration Statement became effective and as of the applicable Effective Date of each post-effective amendment to the Registration Statement, did not and will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(c)           COMPLIANCE WITH THE SECURITIES ACT, ETC.  During the term of this Agreement:

(i)           the Registration Statement, the Prospectus and any amendments or supplements thereto have complied, and will comply, in all material respects with the Securities Act, the Securities Act Rules and Regulations, the Exchange Act and the Exchange Act Rules and Regulations; and

(ii)          the Registration Statement does not, and any amendment thereto will not, in each case as of the applicable Effective Date, include any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and the Prospectus does not, and any amendment or supplement thereto will not, as of the applicable filing date, include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that the foregoing provisions of this Section 1(c) will not extend to any statements contained in or omitted from the Registration Statement or the Prospectus that are based upon written information furnished to the Company by the Dealer Manager expressly for use in the Registration Statement or Prospectus.

(d)           SECURITIES MATTERS.  There has not been (i) any request by the Commission for any further amendment to the Registration Statement or the Prospectus or for any additional information, (ii) any issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or the institution or, to the Company’s knowledge, threat of any proceeding for that purpose, or (iii) any notification with respect to the suspension of the qualification of the Shares for sale in any jurisdiction or any initiation or, to the Company’s knowledge, threat of any proceeding for such purpose.  The Company is in compliance in all material respects with all federal and state securities laws, rules and regulations applicable to it and its activities, including, without limitation, with respect to the Offering and the sale of the Shares.

(e)           COMPANY STATUS.  The Company is a corporation duly formed and validly existing under the general laws of the State of Maryland, with all requisite power and authority to enter into this Agreement and to carry out its obligations hereunder.

(f)           AUTHORIZATION OF AGREEMENT.  This Agreement is duly and validly authorized, executed and delivered by or on behalf of the Company and constitutes a valid and binding agreement of the Company enforceable in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of the United States, any state or any political subdivision thereof which affect creditors’ rights generally or by equitable principles relating to the availability of remedies or except to the extent that the enforceability of the indemnity and contribution provisions contained in this Agreement may be limited under applicable securities laws).

The execution and delivery of this Agreement and the performance of this Agreement, the consummation of the transactions contemplated herein and the fulfillment of the terms hereof, do not and will not conflict with, or result in a breach of any of the terms and provisions of, or constitute a default under:  (i) the Company’s or any of its subsidiaries’ charter, bylaws, or other organizational documents, as the case may be; (ii) any indenture, mortgage, stockholders’ agreement, note, lease or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any of their properties is bound except, for purposes of this clause (ii) only, for such conflicts, breaches or defaults that do not result in and could not reasonably be expected to result in, individually or in the aggregate, a Company MAE (as defined below in this Section 1(f)); or (iii) any statute, rule or regulation or order of any court or other governmental agency or body having jurisdiction over the Company, any of its subsidiaries or any of their properties.  No consent, approval, authorization or order of any court or other governmental agency or body has been or is required for the performance of this Agreement or for the consummation by the Company of any of the transactions contemplated hereby (except as have been obtained under the Securities Act, the Exchange Act, from the Financial Industry Regulatory Authority (the “FINRA”) or as may be required under state securities or applicable blue sky laws in connection with the offer and sale of the Shares or under the laws of states in which the Company may own real properties in connection with its qualification to transact business in such states or as may be required by subsequent events which may occur).  Neither the Company nor any of its subsidiaries is in violation of its charter, bylaws or other organizational documents, as the case may be.

As used in this Agreement, “Company MAE” means any event, circumstance, occurrence, fact, condition, change or effect, individually or in the aggregate, that is, or could reasonably be expected to be, materially adverse to (A) the condition, financial or otherwise, earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, or (B) the ability of the Company to perform its obligations under this Agreement or the validity or enforceability of this Agreement or the Shares.

(g)           ACTIONS OR PROCEEDINGS. As of the initial Effective Date, there are no actions, suits or proceedings against, or investigations of, the Company or its subsidiaries pending or, to the knowledge of the Company, threatened, before any court, arbitrator, administrative agency or other tribunal (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the issuance of the Shares or the consummation of any of the transactions contemplated by this Agreement, (iii) that might materially and adversely affect the performance by the Company of its obligations under or the validity or enforceability of, this Agreement or the Shares, (iv) that might result in a Company MAE, or (v) seeking to affect adversely the federal income tax attributes of the Shares except as described in the Prospectus.  The Company promptly will give notice to the Dealer Manager of the occurrence of any action, suit, proceeding or investigation of the type referred to above arising or occurring on or after the initial Effective Date.

(h)           ESCROW AGREEMENT.  The Company will enter into an escrow agreement (the “Escrow Agreement”) with the Dealer Manager and Wells Fargo Bank, National Association (the “Escrow Agent”), substantially in the form included as an exhibit to the Registration Statement, which provides for the establishment of an escrow account (the “Escrow Account”) to receive and hold subscription funds in respect of Shares of the Company.  Once a minimum of $2,000,000 of subscription funds has been deposited in the Escrow Account, the Company will deposit (or cause to be deposited) all subscription funds to a designated deposit account in the name of the Company (the “Deposit Account”) at a bank which shall be subject to the reasonable prior approval of the Dealer Manager, subject to any continuing escrow obligations imposed by certain states as described in the Prospectus.  The Deposit Account shall be subject to a deposit control agreement executed by the depositary, the Company, and the Dealer Manager, which shall be substantially in the form included as an exhibit to the Escrow Agreement (the “Control Agreement”).

(i)            SALES LITERATURE.  Any supplemental sales literature or advertisement (including, without limitation any “broker-dealer use only” material), regardless of how labeled or described, used in addition to the Prospectus in connection with the Offering which previously has been, or hereafter is, furnished or approved by the Company (collectively, “Approved Sales Literature”), shall, to the extent required, be filed with and approved by the appropriate securities agencies and bodies, provided that the Dealer Manager will make all FINRA filings, to the extent required.  Any and all Approved Sales Literature did not or will not at the time provided for use include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(j)            AUTHORIZATION OF SHARES.  The Shares have been duly authorized and, upon payment therefor as provided in this Agreement and the Prospectus, will be validly issued, fully paid and nonassessable and will conform to the description thereof contained in the Prospectus.

(k)           TAXES.  Any taxes, fees and other governmental charges in connection with the execution and delivery of this Agreement or the execution, delivery and sale of the Shares have been or will be paid when due.

(l)            INVESTMENT COMPANY.  The Company is not, and neither the offer or sale of the Shares nor any of the activities of the Company will cause the Company to be, an “investment company” or under the control of an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.

(m)           TAX RETURNS.  The Company has filed all material federal, state and foreign income tax returns required to be filed by or on behalf of the Company on or before the due dates therefor (taking into account all extensions of time to file) and has paid or provided for the payment of all such material taxes indicated by such tax returns and all assessments received by the Company to the extent that such taxes or assessments have become due.

(n)           REIT QUALIFICATIONS.  The Company will make a timely election to be subject to tax as a REIT pursuant to Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”) for its taxable year ended December 31, 2010, or the first year during which the Company begins material operations.  The Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT.  The Company’s current and proposed method of operation as described in the Registration Statement and the Prospectus will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code.

(o)           INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.  The accountants who have certified certain financial statements appearing in the Prospectus are an independent registered public accounting firm within the meaning of the Securities Act and the Securities Act Rules and Regulations.  Such accountants have not been engaged by the Company to perform any “prohibited activities” (as defined in Section 10A of the Exchange Act).

The Company and its subsidiaries each maintains a system of internal accounting and other controls sufficient to provide reasonable assurances that:  (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles as applied in the United States and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  Except as described in the Registration Statement, since the end of the Company’s most recent audited fiscal year, there has been (A) no material weakness in the Company’s internal control over financial reporting (whether or not remediated), and (B) no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(p)           PREPARATION OF THE FINANCIAL STATEMENTS.  The financial statements filed with the Commission as a part of the Registration Statement and included in the Prospectus present fairly the consolidated financial position of the Company and its subsidiaries as of and at the dates indicated and the results of their operations and cash flows for the periods specified.  Such financial statements have been prepared in conformity with generally accepted accounting principles as applied in the United States applied on a consistent basis throughout the periods involved, except as may be expressly stated in the related notes thereto.  No other financial statements or supporting schedules are required to be included in the Registration Statement or any applicable Prospectus.

(q)           MATERIAL ADVERSE CHANGE.  Since the respective dates as of which information is given in the Registration Statement and the Prospectus, except as may otherwise be stated therein or contemplated thereby, there has not occurred a Company MAE, whether or not arising in the ordinary course of business.

(r)            GOVERNMENT PERMITS.  The Company and its subsidiaries possess such certificates, authorities or permits issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to conduct the business now operated by them, other than those the failure to possess or own would not have, individually or in the aggregate, a Company MAE.  Neither the Company nor any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Company MAE.

(s)           ADVISOR; SUB-ADVISOR; ADVISORY AGREEMENT; SUB-ADVISORY AGREEMENT.

(i)           The Advisor is a limited liability company duly formed and validly existing under the laws of the State of Delaware, with all requisite power and authority to enter into this Agreement and to carry out its obligations hereunder.  The Sub-Advisor is a limited liability company duly formed and validly existing under the laws of the State of Delaware, with all requisite power and authority to enter into this Agreement and to carry out its obligations hereunder.

(ii)          Each of this Agreement, the Advisory Agreement and the Sub-Advisory Agreement is duly and validly authorized, executed and delivered by or on behalf of the Advisor and the Sub-Advisory, and each constitutes a valid and binding agreement of the Advisor and Sub-Advisor enforceable in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of the United States, any state or any political subdivision thereof which affect creditors’ rights generally or by equitable principles relating to the availability of remedies or except to the extent that the enforceability of the indemnity and contribution provisions contained in this Agreement may be limited under applicable securities laws).

(iii)         The execution and delivery of each of this Agreement, the Advisory Agreement and the Sub-Advisory Agreement and the performance thereunder by the Advisor and the Sub-Advisor do not and will not conflict with, or result in a breach of any of the terms and provisions of, or constitute a default under:  (i) the charter or bylaws, or other organizational documents of the Advisor, the Sub-Advisor or any of their respective subsidiaries; (ii) any indenture, mortgage, stockholders agreement, note, lease or other agreement or instrument to which the Advisor, the Sub-Advisor or any of their respective subsidiaries is a party or by which the Advisor, the Sub-Advisor or any of their respective subsidiaries or any of their properties is bound except, for purposes of this clause (ii) only, for such conflicts, breaches or defaults that could not reasonably be expected to have or result in, individually or in the aggregate, (A) a material adverse effect on the condition, financial or otherwise, earnings, business affairs or business prospects of the Advisor or Sub-Advisor, or (B) a Company MAE; or (iii) any statute, rule or regulation or order of any court or other governmental agency or body having jurisdiction over the Advisor, the Sub-Advisor or any of their respective properties.  No consent, approval, authorization or order of any court or other governmental agency or body has been or is required for the performance of the Advisory Agreement by the Advisor or the Sub-Advisory Agreement by the Advisor or Sub-Advisor. Neither the Advisor nor the Sub-Advisor is in violation of its limited liability company agreement or other organizational documents.

(iv)        There is no action, suit, proceeding, inquiry or investigation before or brought by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Advisor and the Sub-Advisor, threatened against or affecting the Advisor or Sub-Advisor.

(v)         Each of the Advisor and the Sub-Advisor possesses such certificates, authorities or permits issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to conduct the business now operated by it, other than those the failure to possess or own would not have or result in, individually or in the aggregate, (A) a material adverse effect on the condition, financial or otherwise, earnings, business affairs or business prospects of the Advisor or Sub-Advisor, (B) a Company MAE, or (C) a material adverse effect on the performance of the services under the Advisory Agreement by the Advisor or under the Sub-Advisory Agreement by the Advisor and the Sub-Advisor, and neither the Advisor nor the Sub-Advisor has received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit.

(t)            PROPERTIES.  Except as otherwise disclosed in the Prospectus and except as would not result in, individually or in the aggregate, a Company MAE, (i) all properties and assets described in the Prospectus are owned with good and marketable title by the Company and its subsidiaries, and (ii) all liens, charges, encumbrances, claims or restrictions on or affecting any of the properties and assets of any of the Company or its subsidiaries which are required to be disclosed in the Prospectus are disclosed therein.

(u)           HAZARDOUS MATERIALS.  The Company does not have any knowledge of (i) the unlawful presence of any hazardous substances, hazardous materials, toxic substances or waste materials (collectively, “Hazardous Materials”) on any of the properties owned by it or its subsidiaries or subject to mortgage loans owned by the Company or any of its subsidiaries, or (ii) any unlawful spills, releases, discharges or disposal of Hazardous Materials that have occurred or are presently occurring off such properties as a result of any construction on or operation and use of such properties, which presence or occurrence in the case of clauses (i) and (ii) would result in, individually or in the aggregate, a Company MAE.  In connection with the properties owned by the Company and its subsidiaries or subject to mortgage loans owned by the Company or any of its subsidiaries, the Company has no knowledge of any material failure to comply with all applicable local, state and federal environmental laws, regulations, ordinances and administrative and judicial orders relating to the generation, recycling, reuse, sale, storage, handling, transport and disposal of any Hazardous Materials.

2.            REPRESENTATIONS AND WARRANTIES OF THE DEALER MANAGER.  The Dealer Manager represents and warrants to the Company during the term of this Agreement that:

(a)           ORGANIZATION STATUS.  The Dealer Manager is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite power and authority to enter into this Agreement and to carry out its obligations hereunder.

(b)           AUTHORIZATION OF AGREEMENT.  This Agreement has been duly authorized, executed and delivered by the Dealer Manager, and assuming due authorization, execution and delivery of this Agreement by the Company and the Advisor, will constitute a valid and legally binding agreement of the Dealer Manager enforceable against the Dealer Manager in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability and except that rights to indemnity and contribution hereunder may be limited by applicable law and public policy.

(c)           ABSENCE OF CONFLICT OR DEFAULT.  The execution and delivery of this Agreement, the consummation of the transactions herein contemplated and compliance with the terms of this Agreement by the Dealer Manager will not conflict with or constitute a default under (i) its organizational documents, (ii) any indenture, mortgage, or lease to which the Dealer Manager is a party or by which it may be bound, or to which any of the property or assets of the Dealer Manager is subject, or (iii) any rule, regulation, writ, injunction or decree of any government, governmental instrumentality or court, domestic or foreign, having jurisdiction over the Dealer Manager or its assets, properties or operations, except in the case of clause (ii) or (iii) for such conflicts or defaults that would not individually or in the aggregate have a material adverse effect on the condition (financial or otherwise), business, properties or results of operations of the Dealer Manager.

(d)           BROKER-DEALER REGISTRATION; FINRA MEMBERSHIP.  The Dealer Manager is, and during the term of this Agreement will be, duly registered as a broker-dealer pursuant to the provisions of the Exchange Act, a member in good standing of FINRA, and a broker or dealer duly registered as such in those states where the Dealer Manager is required to be registered in order to carry out the Offering as contemplated by this Agreement.  Moreover, the Dealer Manager’s employees and representatives have all required licenses and registrations to act under this Agreement.  There is no provision in the Dealer Manager’s FINRA membership agreement that would restrict the ability of the Dealer Manager to carry out the Offering as contemplated by this Agreement.

(e)           DISCLOSURE.  The information under the caption “Plan of Distribution” in the Prospectus insofar as it relates to the Dealer Manager, and all other information furnished to the Company by the Dealer Manager in writing specifically for use in the Registration Statement, any preliminary Prospectus or the Prospectus, does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.            OFFERING AND SALE OF THE SHARES.  Upon the terms and subject to the conditions set forth in this Agreement, the Company hereby appoints the Dealer Manager as its agent and exclusive distributor to solicit and to retain the Soliciting Dealers (as defined in Section 3(a)) to solicit subscriptions for the Shares at the subscription price to be paid in cash.  The Dealer Manager hereby accepts such agency and exclusive distributorship and agrees to use its best efforts to sell or cause to be sold the Shares in such quantities and to such persons in accordance with such terms as are set forth in this Agreement, the Prospectus and the Registration Statement.  The Dealer Manager shall do so during the period commencing on the initial Effective Date and ending on the earliest to occur of the following:  (1) the later of (x) two years after the initial Effective Date of the Registration Statement and (y) at the Company’s election, the date on which the Company is permitted to extend the Offering in accordance with the rules of the Commission; (2) the acceptance by the Company of subscriptions for 60,000,000 Shares; (3) the termination of the Offering by the Company, which the Company shall have the right to terminate in its sole and absolute discretion at any time, provided that if such termination shall occur at any time during the 180-day period following the initial Effective Date, the Company shall not commence or undertake any preparations to commence another offering of Shares or any similar securities prior to the 181st date following the initial Effective Date; (4) the termination of the effectiveness of the Registration Statement, provided that if such termination shall occur at any time during the 180-day period following the initial Effective Date, the Company shall not commence or undertake any preparations to commence another offering of Shares or any similar securities prior to the 181st date following the initial Effective Date; and (5) the liquidation or dissolution of the Company (such period being the “Offering Period”).

The number of Shares, if any, to be reserved for sale by each Soliciting Dealer may be determined, from time to time, by the Dealer Manager upon prior consultation with the Company.  In the absence of such determination, the Company shall, subject to the provisions of Section 3(b), accept Subscription Agreements based upon a first-come, first accepted reservation or other similar method.  Under no circumstances will the Dealer Manager be obligated to underwrite or purchase any Shares for its own account and, in soliciting purchases of Shares, the Dealer Manager shall act solely as the Company’s agent and not as an underwriter or principal.

(a)            SOLICITING DEALERS. The Shares offered and sold through the Dealer Manager under this Agreement shall be offered and sold only by the Dealer Manager and other securities dealers the Dealer Manager may retain (collectively the “Soliciting Dealers”); provided, however, that (i) the Dealer Manager reasonably believes that all Soliciting Dealers are registered with the Commission, members of FINRA and are duly licensed or registered by the regulatory authorities in the jurisdictions in which they will offer and sell Shares, (ii) all such engagements are evidenced by written agreements, the terms and conditions of which substantially conform to the form of Soliciting Dealers Agreement approved by the Company and the Dealer Manager (the “Soliciting Dealers Agreement”), and (iii) the Company shall have previously approved each Soliciting Dealer (such approval not to be unreasonably withheld or delayed).

(b)           SUBSCRIPTION DOCUMENTS.  Each person desiring to purchase Shares through the Dealer Manager, or any other Soliciting Dealer, will be required to complete and execute the subscription documents described in the Prospectus.

Until the minimum offering of $2,000,000 in Shares has been sold, payments for Shares shall be made by checks payable to “WELLS FARGO BANK, NA, ESCROW AGENT FOR ARC-NORTHCLIFFE INCOME PROPERTIES, INC.”  During such time, the Selected Dealer shall forward original checks together with an original Subscription Agreement, executed and initialed by the subscriber as provided for in the Subscription Agreement, to the Escrow Agent at the address provided in the Subscription Agreement.

When a Soliciting Dealer’s internal supervisory procedures are conducted at the site at which the Subscription Agreement and check were initially received by the Soliciting Dealer from the subscriber, the Soliciting Dealer shall transmit the Subscription Agreement and check to the Escrow Agent by the end of the next business day following receipt of the check and Subscription Agreement. When, pursuant to Soliciting Dealer’s internal supervisory procedures, the Soliciting Dealer’s final internal supervisory procedures are conducted at a different location (the “Final Review Office”), the Soliciting Dealer shall transmit the check and Subscription Agreement to the Final Review Office by the end of the next business day following the Soliciting Dealer’s receipt of the Subscription Agreement and check. The Final Review Office will, by the end of the next business day following its receipt of the Subscription Agreement and check, forward both the Subscription Agreement and check to the Escrow Agent. If any Subscription Agreement solicited by the Soliciting Dealer is rejected by the Dealer Manager or the Company, then the Subscription Agreement and check will be returned to the rejected subscriber within ten (10) business days from the date of rejection.

(c)           COMPLETED SALE.  A sale of a Share shall be deemed by the Company to be completed for purposes of Section 3(d) if and only if (i) the Company has received a properly completed and executed subscription agreement, together with payment of the full purchase price of each purchased Share, from an investor who satisfies the applicable suitability standards and minimum purchase requirements set forth in the Registration Statement as determined by the Soliciting Dealer, or the Dealer Manager, as applicable, in accordance with the provisions of this Agreement, (ii) the Company has accepted such subscription, and (iii) such investor has been admitted as a shareholder of the Company.  In addition, no sale of Shares shall be completed until at least five (5) business days after the date on which the subscriber receives a copy of the Prospectus.  The Dealer Manager hereby acknowledges and agrees that the Company, in its sole and absolute discretion, may accept or reject any subscription, in whole or in part, for any reason whatsoever or no reason, and no commission or dealer manager fee will be paid to the Dealer Manager with respect to that portion of any subscription which is rejected.

(d)           DEALER-MANAGER COMPENSATION.

(i)           Subject to the volume discounts and other special circumstances described in or otherwise provided in the “Plan of Distribution” section of the Prospectus or this Section 3(d), the Company agrees to pay the Dealer Manager selling commissions in the amount of seven percent (7.0%) of the selling price of each Share for which a sale is completed from the Shares offered in the Primary Offering.  Alternatively, if the Soliciting Dealer elects to receive selling commissions equal to seven and one-half percent (7.5%) in accordance with the Soliciting Dealers Agreement, the Company agrees to pay the Dealer Manager selling commissions in the amount of seven and one-half percent (7.5%) of the selling price of each Share for which a sale is completed from the Shares offered in the Primary Offering, two and one-half percent (2.5%) of which selling commissions shall be payable at the time of such sale and one percent (1%) of which shall be paid on each anniversary of the closing of such sale up to and including the fifth anniversary of the closing of such sale.  The Company will not pay selling commissions for sales of Shares pursuant to the DRP, and the Company will pay reduced selling commissions or may eliminate commissions on certain sales of Shares, including the reduction or elimination of selling commissions in accordance with, and on the terms set forth in, the Prospectus.  The Dealer Manager will reallow all the selling commissions, subject to federal and state securities laws, to the Soliciting Dealer who sold the Shares, as described more fully in the Soliciting Dealers Agreement.

(ii)          Subject to the special circumstances described in or otherwise provided in the “Plan of Distribution” section of the Prospectus or this Section 3(d), as compensation for acting as the dealer manager, the Company will pay the Dealer Manager, a dealer manager fee in the amount of three percent (3.0%) of the selling price of each Share for which a sale is completed from the Shares offered in the Primary Offering (the “Dealer Manager Fee”); provided, that in the event the Dealer Manager receives the alternative seven and one-half percent (7.5%) selling commissions as set forth in Section 3(d)(i) above, the Dealer Manager Fee shall be equal to two and one-half percent (2.5%) of the selling price of each Share.  No Dealer Manager Fee will be paid in connection with Shares sold pursuant to the DRP.  The Dealer Manager may retain or re-allow all or a portion of the Dealer Manager Fee, subject to federal and state securities laws, to the Soliciting Dealer who sold the Shares, as described more fully in the Soliciting Dealers Agreement.

(iii)         All sales commissions payable to the Dealer Manager will be paid within thirty (30) days after the investor subscribing for the Share is admitted as a shareholder of the Company, in an amount equal to the sales commissions payable with respect to such Shares.

(iv)        In no event shall the total aggregate compensation payable to the Dealer Manager and any Soliciting Dealers participating in the Offering, including, but not limited to, selling commissions and the Dealer Manager Fee exceed ten percent (10.0%) of gross offering proceeds from the Primary Offering in the aggregate.

In connection with the minimum amount offered by the Company pursuant to the Prospectus and FINRA’s 10% underwriting compensation limitation under FINRA Rule 2310 (“FINRA’s 10% cap”), the Dealer Manager shall advance all of the fixed expenses, including, but not limited to, wholesaling salaries, salaries of dual employees allocated to wholesaling activities, and other fixed expenses, (including, but not limited to, wholesaling expense reimbursements and the Dealer Manager’s legal expenses associated with filing the Offering with FINRA), that are required to be included within FINRA’s 10% cap to ensure that the aggregate underwriting compensation paid in connection with the Offering does not exceed FINRA’s 10% cap.

The Dealer Manager shall repay to the Company any excess amounts received over FINRA’s 10% cap if the Offering is abruptly terminated after receiving the minimum amount offered by the Company pursuant to the Prospectus and before reaching the maximum amount of offered by the Company pursuant to the Prospectus.

In no event shall the Dealer Manager be entitled to payment of any compensation in connection with the Offering that is not completed according to this Agreement; provided, however, that the reimbursement of out-of-pocket accountable expenses actually incurred by the Dealer Manager or person associated with the Dealer Manager shall not be presumed to be unfair or unreasonable and shall be payable under normal circumstances.

(v)         Notwithstanding anything to the contrary contained herein, if the Company pays any selling commission to the Dealer Manager for sale by a Soliciting Dealer of one or more Shares and the subscription is rescinded as to one or more of the Shares covered by such subscription, then the Company shall decrease the next payment of selling commissions or other compensation otherwise payable to the Dealer Manager by the Company under this Agreement by an amount equal to the commission rate established in this Section 3(d), multiplied by the number of Shares as to which the subscription is rescinded.  If no payment of selling commissions or other compensation is due to the Dealer Manager after such withdrawal occurs, then the Dealer Manager shall pay the amount specified in the preceding sentence to the Company within a reasonable period of time not to exceed thirty (30) days following receipt of notice by the Dealer Manager from the Company stating the amount owed as a result of rescinded subscriptions.

(e)           REASONABLE BONA FIDE DUE DILIGENCE EXPENSES.  The Company, the Advisor or the Sub-Advisor shall reimburse the Dealer Manager or any Soliciting Dealer for reasonable bona fide due diligence expenses incurred by the Dealer Manager or any Soliciting Dealer.  The Company shall only reimburse the Dealer Manager or any Soliciting Dealer for such bona fide due diligence expenses to the extent such expenses have actually been incurred and are supported by detailed and itemized invoice(s) provided to the Company.

The parties hereto acknowledge that, as of the date of this Agreement, the Company has advanced $25,000 to the Dealer Manager as an advance against the reimbursement obligation of the Company in respect of certain reasonable bona fide due diligence expenses incurred or to be incurred by the Dealer Manager, the incurrence of which up to $25,000 hereby is deemed approved by the Company for purposes of this Agreement and for which no further approval from the Company hereunder shall be required.  The Dealer Manager shall not seek any further reimbursement from the Company for any reasonable bona fide due diligence expenses unless and until such $25,000 amount has been expended by the Dealer Manager on reasonable bona fide due diligence expenses.  Upon the termination of this Agreement for any reason, then the Dealer Manager will return to the Company the excess (if any) of such $25,000 amount over the amount of reasonable bona fide due diligence expenses theretofore incurred by the Dealer Manager.  It is understood and agreed that the Company shall be responsible for the payment or reimbursement of all approved reasonable bona fide due diligence expenses incurred by the Dealer Manager or any Soliciting Dealer on or prior to the Termination Date.

(f)            CERTAIN ADVANCES TO DEALER MANAGER.  The parties hereto acknowledge that prior to the initial Effective Date, the Company may have paid to the Dealer Manager advances of monies against out-of-pocket accountable expenses actually anticipated to be incurred by the Dealer Manager in connection with the Offering (other than reasonable bona fide due diligence expenses).  Such advances shall be credited against such portion of the Dealer Manager Fee payable pursuant to Section 3(d) that is retained by the Dealer Manager and not re-allowed until the full amount of such advances is offset.  Such advances are not intended to be in addition to the compensation set forth in Section 3(d) and any and all monies advanced that are not utilized for out-of-pocket accountable expenses actually incurred by the Dealer Manager in connection with the Offering (other than reasonable bona fide due diligence expenses) shall be reimbursed by the Dealer Manager to the Company.

4.            CONDITIONS TO THE DEALER MANAGER’S OBLIGATIONS.  The Dealer Manager’s obligations hereunder shall be subject to the following terms and conditions, and if all such conditions are not satisfied or waived by the Dealer Manager on or before the initial Effective Date or at any time thereafter until the Termination Date, then no funds shall be released (1) from the Escrow Account if the Dealer Manager provides notice to this effect to the Company and the Escrow Agent, and (2) from the Deposit Account if the Dealer Manager provides notice to this effect to the Company and Wells Fargo Bank, National Association:

(a)           The representations and warranties on the part of the Company and the Advisor contained in this Agreement hereof shall be true and correct in all material respects and the Company and the Advisor shall have complied with their covenants, agreements and obligations contained in this Agreement in all material respects;

(b)           The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the Commission and, to the best knowledge of the Company and the Advisor, no proceedings for that purpose shall have been instituted, threatened or contemplated by the Commission; and any request by the Commission for additional information (to be included in the Registration Statement or Prospectus or otherwise) shall have been complied with to the reasonable satisfaction of the Dealer Manager.

(c)           The Registration Statement and the Prospectus, and any amendment or any supplement thereto, shall not contain any untrue statement of material fact, or omit to state a material fact is required to be stated therein or is necessary to make the statements therein not misleading.

(d)           On the Effective Date and at or prior to the fifth business day following the Effective Date of each post-effective amendment to the Registration Statement that includes or incorporates by reference the audited financial statements for the preceding fiscal year, the Dealer Manager shall have received from Grant Thornton LLP, independent registered public accountants for the Company, (i) a letter, dated the applicable date, addressed to the Dealer Manager, in form and substance satisfactory to the Dealer Manager, containing statements and information of the type ordinarily included in accountant’s “comfort letters” to placement agents or dealer managers, delivered according to Statement of Auditing Standards No. 72 (or any successor bulletin), with respect to the audited financial statements and certain financial information contained in the Registration Statement and the Prospectus, and (ii) confirming that they are (A) independent registered public accountants as required by the Securities Act, and (B) in compliance with the applicable requirements relating to the qualification of accountants under Rule 2-01 of Regulation S-X.

(e)           At or prior to the fifth business day following (i) the request by the Dealer Manager in connection with any third party due diligence investigation, and (ii) the effective date of each post-effective amendment to the Registration Statement (other than post-effective amendments filed solely pursuant to Rule 462(d) under the Securities Act and other than the post-effective amendment referred to in Section 4(d)), the Dealer Manager shall have received from Grant Thornton LLP, independent public or certified public accountants for the Company, a letter, dated such date, in form and substance satisfactory to the Dealer Manager, to the effect that they reaffirm the statements made in the letter furnished by them pursuant to Section 4(d), except that the specified date referred to therein for the carrying out of procedures shall be no more than three business days prior to the date of such letter.

(f)            On the Effective Date the Dealer Manager shall have received the opinion of Bass, Berry & Sims PLC acting as counsel for the Company, and a supplemental “negative assurances” letter from such counsel, dated as of the Effective Date, and in the form and substance reasonably satisfactory to the Dealer Manager.

(g)           At or prior to the Effective Date and at or prior to the fifth business day following the effective date of each post-effective amendment to the Registration Statement (other than post-effective amendments filed solely pursuant to Rule 462(d) under the Securities Act), the Dealer Manager shall have received a written certificate executed by the Chief Executive Officer or President of the Company and the Chief Financial Officer of the Company, dated as of the applicable date, to the effect that:  (i) the representations and warranties of the Company and the Advisor set forth in this Agreement are true and correct in all material respects with the same force and effect as though expressly made on and as of the applicable date; and (ii) the Company and the Advisor have complied in all material respects with all the agreements hereunder and satisfied all the conditions on their part to be performed or satisfied hereunder at or prior to the applicable date.

5.            COVENANTS OF THE COMPANY AND THE ADVISOR.  The Company and the Advisor covenant and agree with the Dealer Manager as follows:

(a)           REGISTRATION STATEMENT.  The Company will use commercially reasonable efforts to cause the Registration Statement and any subsequent amendments thereto to become effective as promptly as possible and will furnish a copy of any proposed amendment or supplement of the Registration Statement or the Prospectus to the Dealer Manager.

(b)           COMMISSION ORDERS.  If the Commission shall issue any stop order or any other order preventing or suspending the use of the Prospectus, or shall institute any proceedings for that purpose, then the Company will promptly notify the Dealer Manager and use its commercially reasonable efforts to prevent the issuance of any such order and, if any such order is issued, to use commercially reasonable efforts to obtain the removal thereof as promptly as possible.

(c)           BLUE SKY QUALIFICATIONS.  The Company will use commercially reasonable efforts to qualify the Shares for offering and sale under the securities or blue sky laws of such jurisdictions as the Dealer Manager and the Company shall mutually agree upon and to make such applications, file such documents and furnish such information as may be reasonably required for that purpose. The Company will, at the Dealer Manager’s request, furnish the Dealer Manager with a copy of such papers filed by the Company in connection with any such qualification.  The Company will promptly advise the Dealer Manager of the issuance by such securities administrators of any stop order preventing or suspending the use of the Prospectus or of the institution of any proceedings for that purpose, and will use its commercially reasonable efforts to prevent the issuance of any such order and if any such order is issued, to use its commercially reasonable efforts to obtain the removal thereof as promptly as possible. The Company will furnish the Dealer Manager with a Blue Sky Survey dated as of the initial Effective Date, which will be supplemented to reflect changes or additions to the information disclosed in such survey.

(d)           AMENDMENTS AND SUPPLEMENTS.  If, at any time when a Prospectus relating to the Shares is required to be delivered under the Securities Act, any event shall have occurred to the knowledge of the Company, or the Company receives notice from the Dealer Manager that it believes such an event has occurred, as a result of which the Prospectus or any Approved Sales Literature as then amended or supplemented would include any untrue statement of a material fact, or omit to state a material fact necessary to make the statements therein not misleading in light of the circumstances existing at the time it is so required to be delivered to a subscriber, or if it is necessary at any time to amend the Registration Statement or supplement the Prospectus relating to the Shares to comply with the Securities Act, then the Company will promptly notify the Dealer Manager thereof (unless the information shall have been received from the Dealer Manager) and will prepare and file with the Commission an amendment or supplement which will correct such statement or effect such compliance to the extent required, and shall make available to the Dealer Manager thereof sufficient copies for its own use and/or distribution to the Soliciting Dealers.

(e)           REQUESTS FROM COMMISSION.  The Company will promptly advise the Dealer Manager of any request made by the Commission or a state securities administrator for amending the Registration Statement, supplementing the Prospectus or for additional information.

(f)            COPIES OF REGISTRATION STATEMENT. The Company will furnish the Dealer Manager with one signed copy of the Registration Statement, including its exhibits, and such additional copies of the Registration Statement, without exhibits, and the Prospectus and all amendments and supplements thereto, which are finally approved by the Commission, as the Dealer Manager may reasonably request for sale of the Shares.

(g)           QUALIFICATION TO TRANSACT BUSINESS.  The Company will take all steps necessary to ensure that at all times the Company will validly exist as a Maryland corporation and will be qualified to do business in all jurisdictions in which the conduct of its business requires such qualification and where such qualification is required under local law.

(h)           AUTHORITY TO PERFORM AGREEMENTS. The Company undertakes to obtain all consents, approvals, authorizations or orders of any court or governmental agency or body which are required for the Company’s performance of this Agreement and under its articles of incorporation, as the same may be amended, supplemented or modified, and bylaws for the consummation of the transactions contemplated hereby and thereby, respectively, or the conducting by the Company of the business described in the Prospectus.

(i)            SALES LITERATURE.  The Company will furnish to the Dealer Manager as promptly as shall be practicable upon request any Approved Sales Literature (provided that the use of said material has been first approved for use by all appropriate regulatory agencies).  Any supplemental sales literature or advertisement, regardless of how labeled or described, used in addition to the Prospectus in connection with the Offering which is furnished or approved by the Company (including, without limitation, Approved Sales Literature) shall, to the extent required, be filed with and, to the extent required, approved by the appropriate securities agencies and bodies, provided that the Dealer Manager will make all FINRA filings, to the extent required.  The Company will be responsible for all Approved Sales Literature.

(j)            CERTIFICATES OF COMPLIANCE.  The Company shall provide, from time to time upon request of the Dealer Manager, certificates of its chief executive officer and chief financial officer of compliance by the Company of the requirements of this Agreement.

(k)           USE OF PROCEEDS.  The Company will apply the proceeds from the sale of the Shares as set forth in the Prospectus.

(l)            CUSTOMER INFORMATION.  The Company shall:

(i)           abide by and comply with (A) the privacy standards and requirements of the Gramm-Leach-Bliley Act of 1999 (the “GLB Act”), (B) the privacy standards and requirements of any other applicable federal or state law, and (C) its own internal privacy policies and procedures, each as may be amended from time to time;

(ii)          refrain from the use or disclosure of nonpublic personal information (as defined under the GLB Act) of all customers who have opted out of such disclosures except as necessary to service the customers or as otherwise necessary or required by applicable law; and

(iii)         determine which customers have opted out of the disclosure of nonpublic personal information by periodically reviewing and, if necessary, retrieving an aggregated list of such customers from the Soliciting Dealers (the “List”) to identify customers that have exercised their opt-out rights.  If either party uses or discloses nonpublic personal information of any customer for purposes other than servicing the customer, or as otherwise required by applicable law, that party will consult the List to determine whether the affected customer has exercised his or her opt-out rights.  Each party understands that it is prohibited from using or disclosing any nonpublic personal information of any customer that is identified on the List as having opted out of such disclosures.

(m)          DEALER MANAGER’S REVIEW OF PROPOSED AMENDMENTS AND SUPPLEMENTS.  Prior to amending or supplementing the Registration Statement, any preliminary prospectus or the Prospectus (including any amendment or supplement through incorporation of any report filed under the Exchange Act), the Company shall furnish to the Dealer Manager for review, a reasonable amount of time prior to the proposed time of filing or use thereof, a copy of each such proposed amendment or supplement, and the Company shall not file or use any such proposed amendment or supplement without the Dealer Manager’s consent, which consent shall not be unreasonably withheld or delayed.

(n)           CERTAIN PAYMENTS.  Without the prior consent of the Dealer Manager, none of the Company, the Advisor or any of their respective affiliates will make any payment (cash or non-cash) to any associated person or registered representative of the Dealer Manager.

(o)           DEPOSIT ACCOUNT.  Once subscription funds standing to the credit of the Escrow Account aggregate a minimum of $2,000,000 in respect of Shares of the Company, subject to any continuing escrow obligations imposed by certain states as described in the Prospectus, the Company will deposit all subsequent subscription funds in the Deposit Account.  At all times until the Termination Date, the Deposit Account shall be subject to the Control Agreement that will provide, among other things, that no funds shall be able to be withdrawn from the Deposit Account once the Dealer Manager provides notice to the Company and Wells Fargo Bank, National Association that a condition set forth in Section 4 has not been satisfied or waived by the Dealer Manager.  Such restriction on withdrawal shall continue until the Dealer Manager notifies the Company and Wells Fargo Bank, National Association that funds in the Deposit Account can be released upon order of the Company.

6.            COVENANTS OF THE DEALER MANAGER. The Dealer Manager covenants and agrees with the Company as follows:

(a)           COMPLIANCE WITH LAWS. With respect to the Dealer Manager’s participation and the participation by each Soliciting Dealer in the offer and sale of the Shares (including, without limitation, any resales and transfers of Shares), the Dealer Manager agrees, and each Soliciting Dealer in its Soliciting Dealer Agreement will agree, to comply in all material respects with all applicable requirements of the Securities Act, the Securities Act Rules and Regulations, the Exchange Act, the Exchange Act Rules and Regulations and all other federal regulations applicable to the Offering, the sale of Shares and with all applicable state securities or blue sky laws, and the Rules of the FINRA applicable to the Offering, from time to time in effect, specifically including, but not in any way limited to, Conduct Rules 2340, 2420, 2730, 2740, 2750 and 2810 therein.  The Dealer Manager will not offer the Shares for sale in any jurisdiction unless and until it has been advised that the Shares are either registered in accordance with, or exempt from, the securities and other laws applicable thereto.

In addition, the Dealer Manager shall, in accordance with applicable law or as prescribed by any state securities administrator, provide, or require in the Soliciting Dealer Agreement that the Soliciting Dealer shall provide, to any prospective investor copies of any prescribed document which is part of the Registration Statement and any supplements thereto during the course of the Offering and prior to the sale.  The Company may provide the Dealer Manager with certain Approved Sales Literature to be used by the Dealer Manager and the Soliciting Dealers in connection with the solicitation of purchasers of the Shares.  The Dealer Manager agrees not to deliver the Approved Sales Literature to any person prior to the initial Effective Date.  If the Dealer Manager elects to use such Approved Sales Literature after the initial Effective Date, then the Dealer Manager agrees that such material shall not be used by it in connection with the solicitation of purchasers of the Shares and that it will direct Soliciting Dealers not to make such use unless accompanied or preceded by the Prospectus, as then currently in effect, and as it may be amended or supplemented in the future.  The Dealer Manager agrees that it will not use any Approved Sales Literature other than those provided to the Dealer Manager by the Company for use in the Offering.  The use of any other sales material is expressly prohibited.

(b)           NO ADDITIONAL INFORMATION. In offering the Shares for sale, the Dealer Manager shall not, and each Soliciting Dealer shall agree not to, give or provide any information or make any representation other than those contained in the Prospectus or the Approved Sales Literature.

(c)           SALES OF SHARES. The Dealer Manager shall, and each Soliciting Dealer shall agree to, solicit purchases of the Shares only in the jurisdictions in which the Dealer Manager and such Soliciting Dealer are legally qualified to so act and in which the Dealer Manager and each Soliciting Dealer have been advised by the Company that such solicitations can be made.

(d)           SUBSCRIPTION AGREEMENT. The Dealer Manager will comply in all material respects with the subscription procedures and “Plan of Distribution” set forth in the Prospectus.  Subscriptions will be submitted by the Dealer Manager and each Soliciting Dealer to the Company only on the form which is included as Exhibit B to the Prospectus.  The Dealer Manager understands and acknowledges, and each Soliciting Dealer shall acknowledge, that the Subscription Agreement must be executed and initialed by the subscriber as provided for by the Subscription Agreement.

(e)           SUITABILITY. The Dealer Manager will offer Shares, and in its agreement with each Soliciting Dealer will require that the Soliciting Dealer offer Shares, only to persons that it has reasonable grounds to believe meet the financial qualifications set forth in the Prospectus or in any suitability letter or memorandum sent to it by the Company and will only make offers to persons in the states in which it is advised in writing by the Company that the Shares are qualified for sale or that such qualification is not required.  In offering Shares, the Dealer Manager will comply, and in its agreements with the Soliciting Dealers, the Dealer Manager will require that the Soliciting Dealers comply, with the provisions of all applicable rules and regulations relating to suitability of investors, including without limitation the FINRA Conduct Rules and the provisions of Article III.C. of the Statement of Policy Regarding Real Estate Investment Trusts of the North American Securities Administrators Association, Inc. (the “NASAA Guidelines”).  The Dealer Manager agrees that in recommending the purchase of the Shares in the Primary Offering to an investor, the Dealer Manager and each person associated with the Dealer Manager that make such recommendation shall have, and each Soliciting Dealer in its Soliciting Dealer Agreement shall agree with respect to investors to which it makes a recommendation shall agree that it shall have, reasonable grounds to believe, on the basis of information obtained from the investor concerning the investor’s investment objectives, other investments, financial situation and needs, and any other information known by the Dealer Manager, the person associated with the Dealer Manager or the Soliciting Dealer that:  (i) the investor is or will be in a financial position appropriate to enable the investor to realize to a significant extent the benefits described in the Prospectus, including the tax benefits where they are a significant aspect of the Company; (ii) the investor has a fair market net worth sufficient to sustain the risks inherent in the program, including loss of investment and lack of liquidity; and (iii) an investment in the Shares offered in the Primary Offering is otherwise suitable for the investor.  The Dealer Manager agrees as to investors to whom it makes a recommendation with respect to the purchase of the Shares in the Primary Offering (and each Soliciting Dealer in its Soliciting Dealer Agreement shall agree, with respect to Investors to whom it makes such recommendations) to maintain in the files of the Dealer Manager (or the Soliciting Dealer, as applicable) documents disclosing the basis upon which the determination of suitability was reached as to each investor.  In making the determinations as to financial qualifications and as to suitability required by the NASAA Guidelines, the Dealer Manager and Soliciting Dealers may rely on (A) representations from investment advisers who are not affiliated with a Soliciting Dealer, banks acting as trustees or fiduciaries, and (B) information it has obtained from a prospective investor, including such information as the investment objectives, other investments, financial situation and needs of the person or any other information known by the Dealer Manager (or Soliciting Dealer, as applicable), after due inquiry. Notwithstanding the foregoing, the Dealer Manager shall not, and each Soliciting Dealer shall agree not to, execute any transaction in the Company in a discretionary account without prior written approval of the transaction by the customer.

(f)            SUITABILITY RECORDS.  The Dealer Manager shall, and each Soliciting Dealer shall agree to, maintain, for at least six years or for a period of time not less than that required in order to comply with all applicable federal, state and other regulatory requirements, whichever is later, a record of the information obtained to determine that an investor meets the suitability standards imposed on the offer and sale of the Shares (both at the time of the initial subscription and at the time of any additional subscriptions) and a representation of the investor that the investor is investing for the investor’s own account or, in lieu of such representation, information indicating that the investor for whose account the investment was made met the suitability standards.  The Company agrees that the Dealer Manager can satisfy its obligation by contractually requiring such information to be maintained by the investment advisers or banks referred to in Section 6(e).

(g)           SOLICITING DEALER AGREEMENTS.  All engagements of the Soliciting Dealers will be evidenced by a Soliciting Dealer Agreement.

(h)           ELECTRONIC DELIVERY.  If it intends to use electronic delivery to distribute the Prospectus to any person, that it will comply with all applicable requirements of the Commission, the Blue Sky laws and/or FINRA and any other laws or regulations related to the electronic delivery of documents.

(i)            COORDINATION. The Company and the Dealer Manager shall have the right, but not the obligation, to meet with key personnel of the other on an ongoing and regular basis to discuss the conduct of the officers.

(j)            ANTI-MONEY LAUNDERING COMPLIANCE.  Although acting as a wholesale distributor and not itself selling shares directly to investors, the Dealer Manager represents to the Company that it has established and implemented anti-money laundering compliance programs (“AML Program”) in accordance with applicable law, including applicable FINRA Conduct Rules, Exchange Act Rules and Regulations and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT Act) of 2001, as amended (the “USA PATRIOT Act”), specifically including, but not limited to, Section 352 of the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001 (the “Money Laundering Abatement Act”, and together with the USA PATRIOT Act, the “AML Rules”), reasonably expected to detect and cause the reporting of suspicious transactions in connection with the offering and sale of the Shares.  The Dealer Manager further represents that it is currently in compliance with all AML Rules, specifically including, but not limited to, the Customer Identification Program requirements under Section 326 of the Money Laundering Abatement Act, and the Dealer Manager hereby covenants to remain in compliance with such requirements and shall, upon request by the Company, provide a certification to the Company that, as of the date of such certification (i) its AML Program is consistent with the AML Rules, and (ii) it is currently in compliance with all AML Rules, specifically including, but not limited to, the Customer Identification Program requirements under Section 326 of the Money Laundering Abatement Act.

(k)           COOPERATION.  Upon the expiration or earlier termination of this Agreement, the Dealer Manager will use reasonable efforts to cooperate fully with the Company and any other party that may be necessary to accomplish an orderly transfer and transfer to a successor dealer manager of the operation and management of the services the Dealer Manager is providing to the Company under this Agreement.  The Dealer Manager will not be entitled to receive any additional fee in connection with the foregoing provisions of this Section 6(k), but the Company will pay or reimburse the Dealer Manager for any out-of-pocket expenses reasonably incurred by the Dealer Manager in connection therewith.

(l)            CUSTOMER INFORMATION.  The Dealer Manager will use commercially reasonable efforts to provide the Company with any and all subscriber information that the Company requests in order for the Company to comply with the requirements under Section 5(l) above.

7.            EXPENSES.

(a)            Subject to Section 7(b)(iii), the Dealer Manager shall pay all of its own costs and expenses incident to the performance of its obligations under this Agreement.

(b)           The Company agrees to pay all costs and expenses related to:

(i)           the Commission’s registration of the offer and sale of the Shares with the Commission;

(ii)          expenses of printing the Registration Statement and the Prospectus and any amendment or supplement thereto as herein provided;

(iii)         to reimburse the Dealer Manager and Soliciting Dealers for approved or deemed approved reasonable bona fide due diligence expenses in accordance with Section 3(e);

(iv)         fees and expenses incurred in connection with any required filing with the FINRA;

(v)          all the expenses of agents of the Company, excluding the Dealer Manager, incurred in connection with performing marketing and advertising services for the Company; and

(vi)         expenses of qualifying the Shares for offering and sale under state blue sky and securities laws, and expenses in connection with the preparation and printing of the Blue Sky Survey.

8.            INDEMNIFICATION.

(a)           INDEMNIFIED PARTIES DEFINED.  For the purposes of this Agreement, an “Indemnified Party” shall mean a person or entity entitled to indemnification under Section 8, as well as such person’s or entity’s officers, directors, employees, members, partners, affiliates, agents and representatives, and each person, if any, who controls such person or entity within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act.

(b)           INDEMNIFICATION OF THE DEALER MANAGER AND SOLICITING DEALERS.  The Company will indemnify, defend and hold harmless the Dealer Manager and the Soliciting Dealers, and their respective Indemnified Parties, from and against any losses, claims, expenses (including reasonable legal and other expenses incurred in investigating and defending such claims or liabilities), damages or liabilities, joint or several, to which any such Soliciting Dealers or the Dealer Manager, or their respective Indemnified Parties, may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such losses, claims, expenses, damages or liabilities (or actions in respect thereof) arise out of or are based upon:  (i) in whole or in part, any material inaccuracy in a representation or warranty contained herein by the Company, the Advisor or the Sub-Advisor, any material breach of a covenant contained herein by the Company, the Advisor or the Sub-Advisor, or any material failure by the Company, the Advisor or the Sub-Advisor to perform, its obligations hereunder or to comply with state or federal securities laws applicable to the Offering; (ii) any untrue statement or alleged untrue statement of a material fact contained (A) in any Registration Statement or any post-effective amendment thereto or in the Prospectus or any amendment or supplement to the Prospectus, (B) in any Approved Sales Literature or (C) in any blue sky application or other document executed by the Company or on its behalf specifically for the purpose of qualifying any or all of the Offered Shares for sale under the securities laws of any jurisdiction or based upon written information furnished by the Company under the securities laws thereof (any such application, document or information being hereinafter called a “Blue Sky Application”); or (iii) the omission or alleged omission to state a material fact required to be stated in the Registration Statement or any post-effective amendment thereof to make the statements therein not misleading or the omission or alleged omission to state a material fact required to be stated in the Prospectus or any amendment or supplement to the prospectus to make the statements therein, in light of the circumstances under which they were made, not misleading, and the Company will reimburse each Soliciting Dealer or the Dealer Manager, and their respective Indemnified Parties, for any reasonable legal or other expenses incurred by such Soliciting Dealer or the Dealer Manager, and their respective Indemnified Parties, in connection with investigating or defending such loss, claim, expense, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, expense, damage or liability arises out of, or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished to the Company by the Dealer Manager expressly for use in the Registration Statement or any post-effective amendment thereof or the Prospectus or any such amendment thereof or supplement thereto.  This indemnity agreement will be in addition to any liability which the Company may otherwise have.

Notwithstanding the foregoing, as required by Section II.G. of the NASAA REIT Guidelines, the indemnification and agreement to hold harmless provided in this Section 8(b) is further limited to the extent that no such indemnification by the Company of a Soliciting Dealer or the Dealer Manager, or their respective Indemnified Parties, shall be permitted under this Agreement for, or arising out of, an alleged violation of federal or state securities laws, unless one or more of the following conditions are met:  (a) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular Indemnified Party; (b) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular Indemnified Party; or (c) a court of competent jurisdiction approves a settlement of the claims against the particular Indemnified Party and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Commission and of the published position of any state securities regulatory authority in which the securities were offered or sold as to indemnification for violations of securities laws.

(c)           DEALER MANAGER INDEMNIFICATION OF THE COMPANY AND ADVISOR.  The Dealer Manager will indemnify, defend and hold harmless the Company, the Advisor, each of their Indemnified Parties and each person who has signed the Registration Statement, from and against any losses, claims, expenses (including the reasonable legal and other expenses incurred in  investigating and defending any such claims or liabilities), damages or liabilities to which any of the aforesaid parties may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such losses, claims, expenses, damages (or actions in respect thereof) arise out of or are based upon:  (i) in whole or in part, any material inaccuracy in a representation or warranty contained herein by the Dealer Manager or any material breach of a covenant contained herein by the Dealer Manager;  (ii) any untrue statement or any alleged untrue statement of a material fact contained (A) in any Registration Statement or any post-effective amendment thereto or in the Prospectus or any amendment or supplement to the Prospectus, (B) in any Approved Sales Literature, or (C) any Blue Sky Application; or (iii) the omission or alleged omission to state a material fact required to be stated in the Registration Statement or any post-effective amendment thereof to make the statements therein not misleading, or the omission or alleged omission to state a material fact required to be stated in the Prospectus or any amendment or supplement to the Prospectus to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that in each case described in clauses (ii) and (iii) to the extent, but only to the extent, that such untrue statement or omission was made in reliance upon and in conformity with written information furnished to the Company by the Dealer Manager expressly for use in the Registration Statement or any such post-effective amendments thereof or the Prospectus or any such amendment thereof or supplement thereto; (iv) any use of sales literature, including “broker-dealer use only” materials, by the Dealer Manager that is not Approved Sales Literature; or (v) any untrue statement made by the Dealer Manager or omission by the Dealer Manager to state a fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading in connection with the Offering, in each case, other than statements or omissions made in conformity with the Registration Statement, the Prospectus, any Approved Sales Literature or any other materials or information furnished by or on behalf on the Company.  The Dealer Manager will reimburse the aforesaid parties for any reasonable legal or other expenses incurred in connection with investigation or defense of such loss, claim, expense, damage, liability or action.  This indemnity agreement will be in addition to any liability which the Dealer Manager may otherwise have.

(d)           SOLICITING DEALER INDEMNIFICATION OF THE COMPANY.  By virtue of entering into the Soliciting Dealer Agreement, each Soliciting Dealer severally will agree to indemnify, defend and hold harmless the Company, the Dealer Manager, each of their respective Indemnified Parties, and each person who signs the Registration Statement, from and against any losses, claims, expenses, damages or liabilities to which the Company, the Dealer Manager, or any of their respective Indemnified Parties, or any person who signed the Registration Statement, may become subject, under the Securities Act or otherwise, as more fully described in the Soliciting Dealer Agreement.

(e)           ACTION AGAINST PARTIES; NOTIFICATION.  Promptly after receipt by any Indemnified Party under this Section 8 of notice of the commencement of any action, such Indemnified Party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 8, promptly notify the indemnifying party of the commencement thereof; provided, however, that the failure to give such notice shall not relieve the indemnifying party of its obligations hereunder except to the extent it shall have been actually prejudiced by such failure.  In case any such action is brought against any Indemnified Party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled, to the extent it may wish, jointly with any other indemnifying party similarly notified, to participate in the defense thereof, with separate counsel.  Such participation shall not relieve such indemnifying party of the obligation to reimburse the Indemnified Party for reasonable legal and other expenses incurred by such Indemnified Party in defending itself, except for such expenses incurred after the indemnifying party has deposited funds sufficient to effect the settlement, with prejudice, of, and unconditional release of all liabilities from, the claim in respect of which indemnity is sought.  Any such indemnifying party shall not be liable to any such Indemnified Party on account of any settlement of any claim or action effected without the consent of such indemnifying party, such consent not to be unreasonably withheld or delayed.

(f)           REIMBURSEMENT OF FEES AND EXPENSES.  An indemnifying party under Section 8 of this Agreement shall be obligated to reimburse an Indemnified Party for reasonable legal and other expenses as follows:

(i)           In the case of the Company indemnifying the Dealer Manager, the advancement of Company funds to the Dealer Manager for legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought shall be permissible (in accordance with Section II.G. of the NASAA REIT Guidelines) only if all of the following conditions are satisfied:  (A) the legal action relates to acts or omissions with respect to the performance of duties or services on behalf of the Company; (B) the legal action is initiated by a third party who is not a shareholder of the Company or the legal action is initiated by a shareholder of the Company acting in his or her capacity as such and a court of competent jurisdiction specifically approves such advancement; and (C) the Dealer Manager undertakes to repay the advanced funds to the Company, together with the applicable legal rate of interest thereon, in cases in which the Dealer Manager is found not to be entitled to indemnification.

(ii)          In any case of indemnification other than that described in Section 8(f)(i) above, the indemnifying party shall pay all legal fees and expenses reasonably incurred by the Indemnified Party in the defense of such claims or actions; provided, however, that the indemnifying party shall not be obligated to pay legal expenses and fees to more than one law firm in connection with the defense of similar claims arising out of the same alleged acts or omissions giving rise to such claims notwithstanding that such actions or claims are alleged or brought by one or more parties against more than one Indemnified Party.  If such claims or actions are alleged or brought against more than one Indemnified Party, then the indemnifying party shall only be obliged to reimburse the expenses and fees of the one law firm (in addition to local counsel) that has been participating by a majority of the indemnified parties against which such action is finally brought; and if a majority of such indemnified parties is unable to agree on which law firm for which expenses or fees will be reimbursable by the indemnifying party, then payment shall be made to the first law firm of record representing an Indemnified Party against the action or claim.  Such law firm shall be paid only to the extent of services performed by such law firm and no reimbursement shall be payable to such law firm on account of legal services performed by another law firm.

9.            CONTRIBUTION.

(a)       If the indemnification provided for in Section 8 is for any reason unavailable to or insufficient to hold harmless an Indemnified Party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such Indemnified Party, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company, the Dealer Manager and the Soliciting Dealer, respectively, from the proceeds received in Primary Offering pursuant to this Agreement and the relevant Soliciting Dealer Agreement, or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company, the Dealer Manager and the Soliciting Dealer, respectively, in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.

(b)       The relative benefits received by the Company, the Dealer Manager and the Soliciting Dealer, respectively, in connection with the proceeds received in the Primary Offering pursuant to this Agreement and the relevant Soliciting Dealer Agreement shall be deemed to be in the same respective proportion as the total net proceeds from the Primary Offering pursuant to this Agreement and the relevant Soliciting Dealer Agreement (before deducting expenses), received by the Company, and the total selling commissions and dealer manager fees received by the Dealer Manager and the Soliciting Dealer, respectively, in each case as set forth on the cover of the Prospectus bear to the aggregate offering price of the Shares sold in the Primary Offering as set forth on such cover.

(c)           The relative fault of the Company, the Dealer Manager and the Soliciting Dealer, respectively, shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact related to information supplied by the Company, by the Dealer Manager or by the Soliciting Dealer, respectively, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(d)           The Company, the Dealer Manager and the Soliciting Dealer (by virtue of entering into the Soliciting Dealer Agreement) agree that it would not be just and equitable if contribution pursuant to this Section 9 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable contributions referred to above in this Section 9.  The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an Indemnified Party and referred to above in this Section 9 shall be deemed to include any legal or other expenses reasonably incurred by such Indemnified Party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission or alleged omission.

(e)           Notwithstanding the provisions of this Section 9, the Dealer Manager and the Soliciting Dealer shall not be required to contribute any amount by which the total price at which the Shares sold in the Primary Offering to the public by them exceeds the amount of any damages which the Dealer Manager and the Soliciting Dealer have otherwise been required to pay by reason of any untrue or alleged untrue statement or omission or alleged omission.

(f)            No party guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any party who was not guilty of such fraudulent misrepresentation.

(g)           For the purposes of this Section 9, the Dealer Manager’s officers, directors, employees, members, partners, agents and representatives, and each person, if any, who controls the Dealer Manager within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act shall have the same rights to contribution of the Dealer Manager, and each officers, directors, employees, members, partners, agents and representatives of the Company, each officer of the Company who signed the Registration Statement and each person, if any, who controls the Company, within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act shall have the same rights to contribution of the Company.  The Soliciting Dealers’ respective obligations to contribute pursuant to this Section 9 are several in proportion to the number of Shares sold by each Soliciting Dealer in the Primary Offering and not joint.

10.           TERMINATION OF THIS AGREEMENT.

(a)           TERM; EXPIRATION.  This Agreement shall become effective on the initial Effective Date and the obligations of the parties hereunder shall not commence until the initial Effective Date; provided, however, that the obligations of the parties under Sections 3(e), 3(f), 7, 8, 9 and 11 and this Section 10 shall commence on                    , 2010 and Sections 3(e), 3(f), 7, 8, 9 and 11 and this Section 10 shall be effective as of                     , 2010.  Unless sooner terminated pursuant to this Section 10(a), this Agreement shall expire at the end of the Offering Period; provided, however, that if the Offering Period does not commence by                     , 2010, then this Agreement shall expire automatically at 11:59 p.m. Eastern time, on                     , 2010 without further action by the parties.  This Agreement (i) may be earlier terminated by the Company pursuant to Section 10(b), and (ii) may be earlier terminated by the Dealer Manager pursuant to Section 10(c).  The date upon which this Agreement shall have so expired or been terminated earlier shall be referred to as the “Termination Date”.

(b)           TERMINATION BY THE COMPANY.  Beginning six months following the initial Effective Date, this Agreement may be terminated at the sole option of the Company, upon at least sixty (60) days’ written notice to the Dealer Manager.  The Company also has the option to terminate this Agreement immediately, subject to the thirty (30)-day cure period for a “for Cause” termination due to a material breach of this Agreement, upon written notice of termination from the Board of Directors of the Company to the Dealer Manager if any of the following events occur:

(i)           For Cause (as defined below);

(ii)          A court of competent jurisdiction enters a decree or order for relief in respect of the Dealer Manager in any involuntary case under the applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appoints a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Dealer Manager or for any substantial part of its property or orders the winding up or liquidation of the Dealer Manager’s affairs;

(iii)         The Dealer Manager commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, or consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Dealer Manager or for any substantial part of its property, or makes any general assignment for the benefit of creditors, or fails generally to pay its debts as they become due;

As used above, “Cause” shall mean fraud, criminal conduct, willful misconduct or willful or grossly negligent breach of the Dealer Manager’s obligations under this Agreement which materially adversely affects the Dealer Manager’s ability to perform its duties; or a material breach of this Agreement by the Dealer Manager which materially affects adversely affects the Dealer Manager’s ability to perform its duties, provided that (A) Dealer Manager does not cure any such material breach within thirty (30) days of receiving notice of such material breach from the Company, or (B) if such material breach is not of a nature that can be remedied within such period, the Dealer Manager does not diligently take all reasonable steps to cure such breach or does not cure such breach within a reasonable time period.

(c)           TERMINATION BY DEALER MANAGER.  Beginning six months following the initial Effective Date, this Agreement may be terminated at the sole option of the Dealer Manager, upon at least six (6) months’ written notice to the Company. The Dealer Manager also has the option to terminate this Agreement immediately, subject to the thirty (30)-day cure period for a “for Good Reason” termination due to a material breach of this Agreement, upon written notice of termination from the Dealer Manager to the Company if any of the following events occur:

(i)          For Good Reason (as defined below);

(ii)         A court of competent jurisdiction enters a decree or order for relief in respect of the Company or any of its subsidiaries in any involuntary case under the applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appoints a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Company or any of its subsidiaries or for any substantial part of its property or orders the winding up or liquidation of the Company’s or any of its subsidiaries’ affairs;

(iii)         The Company or any of its subsidiaries commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, or consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Company or any of its subsidiaries or for any substantial part of their property, or makes any general assignment for the benefit of creditors, or fails generally to pay its debts as they become due;

(iv)        There shall have been a material change in the nature of the business conducted or contemplated to be conducted as set forth in the Registration Statement at the initial Effective Date by the Company and its subsidiaries, considered as one entity;

(v)         There shall have occurred a Company MAE, whether or not arising in the ordinary course of business;

(vi)        A stop order suspending the effectiveness of the Registration Statement shall have been issued by the Commission and is not rescinded within 10 business days after the issuance thereof; or

(vii)       A material action, suit, proceeding or investigation of the type referred to in Section 1(g) shall have occurred or arisen on or after the initial Effective Date.

As used above, “Good Reason” shall mean fraud, criminal conduct, willful misconduct or willful or grossly negligent breach of the Company’s obligations under this Agreement, or a material breach of this Agreement by the Company, provided that (i) the Company does not cure any such material breach within thirty (30) days of receiving notice of such material breach from the Dealer Manager, or (ii) if such material breach is not of a nature that can be remedied within such period, the Company does not diligently take all reasonable steps to cure such breach or does not cure such breach within a reasonable time period.

(d)           DELIVERY OF RECORDS UPON EXPIRATION OR EARLY TERMINATION.  Upon the expiration or early termination of this Agreement for any reason, the Dealer Manager shall (i) promptly forward any and all funds, if any, in its possession which were received from investors for the sale of Shares into the Escrow Account for the deposit of investor funds, (ii) to the extent not previously provided to the Company a list of all investors who have subscribed for or purchased shares and all broker-dealers with whom the Dealer Manager has entered into a Soliciting Dealer Agreement, (iii) notify Soliciting Dealers of such termination, and (iv) promptly deliver to the Company copies of any sales literature designed for use specifically for the Offering that it is then in the process of preparing. Upon expiration or earlier termination of this Agreement, the Company shall pay to the Dealer Manager all compensation to which the Dealer Manager is or becomes entitled under Section 3(d) at such time as such compensation becomes payable.

11.           MISCELLANEOUS.

(a)           SURVIVAL.  The following provisions of the Agreement shall survive the expiration or earlier termination of this Agreement:  Section 3(d); Section 5(l); Section 6(k); Section 7; Section 8; Section 9; Section 10; and Section 11.  Notwithstanding anything else that may be to the contrary herein, the expiration or earlier termination of this Agreement shall not relieve a party for liability for any breach occurring prior to such expiration or earlier termination.

(b)           NOTICES.  All notices or other communications required or permitted hereunder, except as herein otherwise specifically provided, shall be in writing and shall be deemed given or delivered:  (i) when delivered personally or by commercial messenger; (ii) one business day following deposit with a recognized overnight courier service, provided such deposit occurs prior to the deadline imposed by such service for overnight delivery; (iii) when transmitted, if sent by facsimile copy, provided confirmation of receipt is received by sender and such notice is sent by an additional method provided hereunder; in each case above provided such communication is addressed to the intended recipient thereof as set forth below:

If to the Company:                             ARC- Northcliffe Income Properties, Inc.
405 Park Avenue
New York, New York 10022
Facsimile No.: (212) 421-5799
Attention:  Gordon F. DuGan

with a copy to:

Bass, Berry & Sims PLC
100 Peabody Place, Suite 900
Memphis, TN  38103
Facsimile No.:  (901) 543-5999
Attention:  John A. Good, Esq.

If to the Dealer Manager:                  Realty Capital Securities, LLC
Three Copley Place, Suite 3300
Boston, MA 02116
Facsimile No.:  (857) 207-3399
Attention:  Louisa Quarto
Managing Director

with a copy to:

Bass, Berry & Sims PLC
100 Peabody Place, Suite 900
Memphis, TN  38103
Facsimile No.:  (901) 543-5999
Attention:  John A. Good, Esq.

If to the Advisor:                           American Realty Capital Income Properties Advisors, LLC
405 Park Avenue
New York, New York 10022
Facsimile No.: (212) 421-5799
Attention:  William M. Kahane

with a copy to:

Bass, Berry & Sims PLC
100 Peabody Place, Suite 900
Memphis, TN  38103
Facsimile No.:  (901) 543-5999
Attention:  John A. Good, Esq.

If to the Sub-Advisor:                   Northcliffe Sub-Advisor, LLC
140 Broadway, 43rd Floor
New York, New York 10005
Facsimile No.: ________________
Attention:  Gordon F. DuGan

with a copy to:

Bass, Berry & Sims PLC
100 Peabody Place, Suite 900
Memphis, TN  38103
Facsimile No.:  (901) 543-5999
Attention:  John A. Good, Esq.

Any party may change its address specified above by giving each party notice of such change in accordance with this Section 11(b).

(c)           SUCCESSORS AND ASSIGNS. No party shall assign (voluntarily, by operation of law or otherwise) this Agreement or any right, interest or benefit under this Agreement without the prior written consent of each other party. Subject to the foregoing, this Agreement shall be fully binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

(d)           INVALID PROVISION.  The invalidity or unenforceability of any provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

(e)           APPLICABLE LAW. This Agreement and any disputes relative to the interpretation or enforcement hereto shall be governed by and construed under the internal laws, as opposed to the conflicts of laws provisions, of the State of New York.

(f)           WAIVER.  EACH OF THE PARTIES HERETO WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) RELATED TO OR ARISING OUT OF THIS AGREEMENT.  The parties hereto each hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of New York and the Federal courts of the United States of America located in the Borough of Manhattan, New York City, in respect of the interpretation and enforcement of the terms of this Agreement, and in respect of the transactions contemplated hereby, and each hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and the parties hereto each hereby irrevocably agrees that all claims with respect to such action or proceeding shall be heard and determined in such a New York State or Federal court.

(g)           ATTORNEYS’ FEES.  If a dispute arises concerning the performance, meaning or interpretation of any provision of this Agreement or any document executed in connection with this Agreement, then the prevailing party in such dispute shall be awarded any and all costs and expenses incurred by the prevailing party in enforcing, defending or establishing its rights hereunder or thereunder, including, without limitation, court costs and attorneys and expert witness fees.  In addition to the foregoing award of costs and fees, the prevailing also shall be entitled to recover its attorneys’ fees incurred in any post-judgment proceedings to collect or enforce any judgment.

(h)           NO PARTNERSHIP. Nothing in this Agreement shall be construed or interpreted to constitute the Dealer Manager or the Soliciting Brokers as being in association with or in partnership with the Company or one another, and instead, this Agreement only shall constitute the Soliciting Dealer as a broker authorized by the Company to sell and to manage the sale by others of the Shares according to the terms set forth in the Registration Statement, the Prospectus or this Agreement. Nothing herein contained shall render the Dealer Manager or the Company liable for the obligations of any of the Soliciting Brokers or one another.

(i)            THIRD PARTY BENEFICIARIES.  Except for the persons and entities referred to in Section 8 and Section 9, there shall be no third party beneficiaries of this Agreement, and no provision of this Agreement is intended to be for the benefit of any person or entity not a party to this Agreement, and no third party shall be deemed to be a beneficiary of any provision of this Agreement.  Except for the persons and entities referred to in Section 8 and Section 9, no third party shall by virtue of any provision of this Agreement have a right of action or an enforceable remedy against any party to this Agreement.  Each of the persons and entities referred to in Section 8 and Section 9 shall be a third party beneficiary of this Agreement.

(j)            ENTIRE AGREEMENT. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

(k)           NONWAIVER.  The failure of any party to insist upon or enforce strict performance by any other party of any provision of this Agreement or to exercise any right under this Agreement shall not be construed as a waiver or relinquishment to any extent of such party’s right to assert or rely upon any such provision or right in that or any other instance; rather, such provision or right shall be and remain in full force and effect.

(l)            ACCESS TO INFORMATION. The Company may authorize the Company’s transfer agent to provide information to the Dealer Manager and each Soliciting Dealer regarding recordholder information about the clients of such Soliciting Dealer who have invested with the Company on an on-going basis for so long as such Soliciting Dealer has a relationship with such clients. The Dealer Manager shall require in the Soliciting Dealer Agreement that Soliciting Dealers not disclose any password for a restricted website or portion of website provided to such Soliciting Dealer in connection with the Offering and not disclose to any person, other than an officer, director, employee or agent of such Soliciting Dealers, any material downloaded from such a restricted website or portion of a restricted website.

(m)           COUNTERPARTS. This Agreement may be executed (including by facsimile transmission) with counterpart signature pages or in counterpart copies, each of which shall be deemed an original but all of which together shall constitute one and the same instrument comprising this Agreement.

(n)           ABSENCE OF FIDUCIARY RELATIONSHIPS.  The parties acknowledge and agree that (i) the Dealer Manager’s responsibility to the Company and the Advisor is solely contractual in nature, and (ii) the Dealer Manager does not owe the Company, the Advisor, any of their respective affiliates or any other person or entity any fiduciary (or other similar) duty as a result of this Agreement or any of the transactions contemplated hereby.

(o)           DEALER MANAGER INFORMATION.  Prior to the initial Effective Date, the parties will expressly acknowledge and agree as to the information furnished to the Company by the Dealer Manager expressly for use in the Registration Statement.

(p)           PROMOTION OF DEALER MANAGER RELATIONSHIP.  The Company and the Dealer Manager will cooperate with each other in good faith in connection with the promotion or advertisement of their relationship in any release, communication, sales literature or other such materials and shall not promote or advertise their relationship without the approval of the other party in advance, which shall not be unreasonably withheld or delayed.

If the foregoing is in accordance with your understanding of our agreement, kindly sign and return it to us, whereupon this instrument will become a binding agreement between you and the Company in accordance with its terms.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have each duly executed this Amended and Restated Dealer Manager Agreement as of the day and year set forth above.

ARC- NORTHCLIFFE INCOME PROPERTIES, INC.

By:
Name: Benjamin Harris
Title: Chief Investment Officer

AMERICAN REALTY CAPITAL INCOME PROPERTIES ADVISORS, LLC

By:
Name: William Kahane
Title: President

NORTHCLIFFE SUB-ADVISOR, LLC

By:
Name: Benjamin Harris
Title: Chief Investment Officer

Accepted as of the date first above written:

REALTY CAPITAL SECURITIES, LLC

By:
Name: Louisa H. Quarto
Title: President